certificate number

number of shares

STOCK CERTIFICATE

SOMITOS CORP.

Corporate Name

Incorporated in: WYOMING .

has a total authorized amount of 75,000,000 shares, at 0.0001 par value.

This is to certify that ______ is the owner of ______ shares of common stock of the above named corporation, which are non-assessable, fully paid shares. The transfer of these shares must be done in accordance with the by-laws of the named corporation, in person, or by a duly appointed attorney or officer of the named corporation, and recorded in the books of the corporation.

President

Secretary

Treasurer

if sold:

For ______ received, I, ______ sell and transfer ______ shares, of the ______ shares represented by this certificate to

______

______

______

______,

and appoint ______ the ______, to record this transfer in the corporate books.

Name of shareholder

Signature of shareholder

Witness
Signature and name